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                                                                     EXHIBIT 3.1



                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                               OF LOGILITY, INC.

     The following Amended and Restated Articles of Incorporation of Logility, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Georgia, were duly approved and adopted by written consent of the Sole Shareholder of the Corporation, upon the recommendation of the Board of Directors of the Corporation, pursuant to Section 14-2-1003 of the Georgia Business Corporation Code (as in effect from time to time, the "Code"), as of the 7th day of August, 1997:

                                   ARTICLE I

     The name of the Corporation is LOGILITY, INC.

                                   ARTICLE II

     The total number of shares of stock which the Corporation has authority to issue is Twenty-Two Million (22,000,000) shares, consisting of (i) Twenty Million (20,000,000) shares of Common Stock, having no par value (hereinafter referred to as the "Common Stock"), and Two Million (2,000,000) shares of Preferred Stock (hereinafter referred to as the "Preferred Stock"). The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

     (a) Subject to all of the rights of the Preferred Stock as expressly provided in subparagraph (b) below, the Code, or the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Articles of Incorporation, including, without limitation the following rights and privileges:

     (i) Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

     (ii) The holders of the Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

     (iii) Upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

     (b) Preferred Stock.  The Preferred Stock may be issued from time to time
         ---------------
by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers,
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restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Articles of Amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to the issuance of such Preferred Stock, prior to the issuance of any shares of such series.
The Board of Directors is expressly authorized, at any time and from time to time, by adopting a resolution or resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, without limitation, setting or changing the following:

     (i) The annual dividend rate, if any, payable on shares of such series (or the manner of determining the same), the times of payment, and the date from which dividends shall be cumulative, if dividends are to be cumulative;

     (ii) Whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

     (iii) The obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

     (iv) Whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other series or class and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

     (v) Whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

     (vi) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; and

     (vii) Any other relative rights, powers, preferences, qualifications, limitations, or restrictions thereof relating to such series.

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The shares of the Preferred Stock of any one series shall be identical with each other and in all respects, except as to the dates from and after which dividends thereon shall accumulate, if cumulative.

                                  ARTICLE III

     In furtherance of, and not in limitation of, the powers conferred by the Code, the Board of Directors is expressly authorized and empowered:

     (i) To adopt, amend, or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the shareholders having voting power with respect thereto; and

     (ii) From time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of shareholders; and except as so determined, or as expressly provided in the Code, these Articles of Incorporation, the Bylaws, or any designation of Preferred Stock made by the Board of Directors, no shareholder shall have any right to inspect any account, book, or document of the Corporation. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

                                   ARTICLE IV

     (a) For purposes of these Articles of Incorporation, "ASI" shall mean American Software, Inc., a Georgia corporation, all successors to ASI by way of merger, consolidation, or sale of all or substantially all of its assets, and all corporations, partnerships, joint ventures, associations, and other entities (each an "ASI Affiliate") in which ASI Beneficially Owns (as defined in Article
VI), directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, or similar voting interest ("Voting Interest"), which shall include, without limitation (as of the date hereof), American Software USA, Inc., a Georgia corporation, American Software (UK), Ltd., an entity existing under the laws of the United Kingdom, American Software France S.A., an entity existing under the laws of France, American Software Asia Pacific Pte. Ltd., an entity existing under the laws of Singapore, and American Software (Japan) KK, an entity existing under the laws of Japan, but which shall not include the Corporation or any ASI Affiliate in which the Corporation Beneficially Owns, directly or indirectly, fifty percent (50%) or more of the outstanding Voting Interest.

     (b)  In anticipation that:

     (i) ASI will remain, for some period of time, a shareholder of the Corporation;

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     (ii) The Corporation and ASI may engage in the same or similar activities or lines of business and may have an interest in the same or similar areas of corporate opportunities;

     (iii) There will be benefits to be derived by the Corporation through its continued contractual, corporate, and business relations with ASI (including, without limitation, service of officers of ASI as directors of the Corporation); and

     (iv) There will be benefits in providing guidelines for directors and officers of ASI and of the Corporation with respect to the allocation of corporate opportunities and other matters;

the provisions of this Article IV are set forth to regulate, define, and guide the conduct of certain affairs of the Corporation as they may involve ASI and its officers and directors, and the powers, rights, duties, and liabilities of the Corporation and its officers, directors, and shareholders in connection therewith.

     (c) Except as ASI may otherwise agree in writing, and except as expressly provided in the Code, these Articles of Incorporation, or the Bylaws, ASI shall have the right, but shall have no obligation, to (i) engage in the same or similar business activities or lines of business as the Corporation, (ii) do business with any potential or actual customer or supplier of the Corporation, and (iii) employ or otherwise engage any officer or employee of the Corporation. Subject to the foregoing, neither ASI nor any officer or director thereof (except as provided in subparagraph (d) below) shall be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of any of the activities described in the preceding sentence by ASI or by any such Person.

     (d) In the event that a director or officer of the Corporation who is also a director or officer of ASI acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for both the Corporation and ASI, such director or officer of the Corporation (i) shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its shareholders with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that ASI pursues or acquires such Corporate Opportunity for itself or directs the Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation,
(iii) shall be deemed to have acted in good faith and in the best interest of the Corporation, and (iv) shall be deemed not to have breached his or her duty of loyalty to the Corporation and its shareholders, and not to have derived an improper benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

     (1) A Corporate Opportunity offered to any Person who is a director but not an officer of the Corporation and who is also an officer (whether or not a director) of ASI shall belong to ASI, unless such opportunity is expressly offered to such Person primarily in his or her capacity as a director of the Corporation, in which event such opportunity shall belong to the Corporation;

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     (2) A Corporate Opportunity offered to any Person who is an officer
(whether or not a director) of the Corporation and who is also a director but not an officer of ASI shall belong to the Corporation, unless such opportunity is expressly offered to such Person primarily in his or her capacity as a director of ASI, in which event such opportunity shall belong to ASI; and

     (3) A Corporate Opportunity offered to any other Person who is either an officer of both the Corporation and ASI or a director of both the Corporation and ASI shall belong to ASI or the Corporation, as the case may be, if such opportunity is expressly offered to such Person primarily in his or her capacity as an officer or director of ASI or of the Corporation, respectively; otherwise, such opportunity shall belong to ASI.

     (e) Any Corporate Opportunity that belongs to ASI or to the Corporation pursuant to the foregoing policy shall not be pursued by the other, or directed by the other to another Person, unless and until ASI or the Corporation, as the case may be, determines not to pursue the opportunity. Notwithstanding the preceding sentence, if the party to whom the Corporate Opportunity belongs does not within a reasonable period of time begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may then pursue such opportunity or direct it to another Person.

     (f) Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IV.

     (g) For purposes of this Article IV, "Corporate Opportunities" shall consist of business opportunities which (i) the Corporation is financially able to undertake, (ii) are, from their nature, in the line or lines of the Corporation's business and are a practical advantage to it, and (iii) are ones in which the Corporation has an interest or reasonable expectancy. In addition, "Corporate Opportunities" shall not include any transaction in which the Corporation or ASI is permitted to participate pursuant to (A) any agreement between the Corporation and ASI in effect as of the time any equity security of the Corporation is held of record by any Person other than ASI, as may be amended thereafter with the approval of a majority of Disinterested Directors (as defined in the Article VI) or (B) any subsequent agreement between the Corporation and ASI approved by a majority of Disinterested Directors, it being acknowledged that the rights of the Corporation under any such agreement shall be deemed to be contractual rights and shall not be Corporate Opportunities of the Corporation for any purpose; provided, however, that no presumption or implication as to Corporate Opportunities relating to any transaction not explicitly covered by such an agreement shall arise from the existence or absence of any such agreement.

     (h) For purposes of this Article IV, the "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations, and other entities in which the Corporation Beneficially Owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, or similar voting interest.

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     (i) If any contract, arrangement, or transaction between the Corporation and ASI involves a Corporate Opportunity and is approved in accordance with the procedures set forth in Article V, ASI and its officers and directors shall also, for the purposes of this Article IV and other provisions of these Articles of Incorporation, be deemed to have fully satisfied and fulfilled any fiduciary duties they may have to the Corporation and its shareholders. Any such contract, agreement, arrangement, or transaction involving a Corporate Opportunity not so approved shall not by reason thereof result in the breach of any fiduciary duty, but shall be governed by the other provisions of this
Article IV, these Articles of Incorporation, the Bylaws, the Code, and other applicable law.

     (j) For purposes of this Article IV, a director of the Corporation who is Chairman of the Board of Directors of the Corporation or a committee thereof or the Chief Executive Officer of the Corporation shall not be deemed to be an officer of the Corporation by reason of holding such position (regardless of whether such position is deemed an office of the Corporation under the Bylaws of the Corporation), unless such Person is a full-time employee of the Corporation.

     (k) Neither the alteration, amendment, or repeal of this Article IV, nor the adoption of any provision inconsistent with this Article IV, shall eliminate or reduce the effect of this Article IV in respect of any matter occurring, or any cause of action, suit, or claim that, but for this Article IV, would accrue or arise, prior to such alteration, amendment, repeal, or adoption.

                                   ARTICLE V

     (a)  In anticipation that:

          (i) ASI will remain, for some period of time, a shareholder of the Corporation and have continued contractual, corporate, and business relations with the Corporation;

          (ii) The Corporation and ASI may enter into contracts or otherwise transact business with each other, or the customers or suppliers of the Corporation may enter into contracts or otherwise transact business with ASI; and

          (iii) The Corporation may from time to time enter into contractual, corporate, or business relations with one or more of its directors, or one or more corporations, partnerships, associations, or other organizations in which one or more of its directors have a financial interest (collectively, "Related Entities");

the provisions of this Article V are set forth to regulate and guide certain contractual relations and other business relations of the Corporation as they may involve ASI or its customers or suppliers, Related Entities, and their respective officers and directors, and the powers, rights, duties, and liabilities of the Corporation and its officers, directors, and shareholders in connection therewith.

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     (b) The provisions of this Article V are in addition to, and not in limitation of, the provisions of the Code, the other provisions of these Articles of Incorporation, and the provisions of the Bylaws of the Corporation. Any contractual or other business relation which does comply with the procedures set forth in this Article V shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty to, or duty of loyalty to, or failure to act in good faith or in the best interest of, the Corporation, or the derivation of any improper personal benefit, but shall be governed by the remaining provisions of these Articles of Incorporation, the Bylaws, the Code, and other applicable law.

     (c) No contract, agreement, arrangement, or transaction between the Corporation and ASI or any customer or supplier thereof or any Related Entity or between the Corporation and one or more officers or directors of the Corporation, ASI, or Related Entity, or any amendment, modification, or termination thereof, shall be void or voidable solely for the reason that ASI or such customer or supplier, any Related Entity, or any one or more of the officers or directors of the Corporation, ASI, or any Related Entity are parties thereto, or solely because any such officers or directors are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes such contract, agreement, arrangement, transaction, amendment, modification, or termination (each, a "Transaction"), or solely because his or their votes are counted for such purpose, and ASI, any Related Entity, and such officers and directors (i) shall have fully satisfied and fulfilled any fiduciary duty they may have to the Corporation and its shareholders with respect thereto, (ii) shall not be liable to the Corporation or its shareholders for any breach of any fiduciary duty they may have by reason of the entering into, performance, or consummation of any such Transaction, (iii) shall be deemed to have acted in good faith and in the best interest of the Corporation, to the extent such standard is applicable to such Persons' conduct, and (iv) shall be deemed not to have breached any duties of loyalty to the Corporation or its shareholders they may have and not to have derived an improper benefit therefrom, if:

     (1) The material facts as to the Transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the Transaction and the Board of Directors or such committee in good faith authorizes or approves the Transaction by the affirmative vote of a majority of the Disinterested Directors on the Board of Directors or such committee (even though the Disinterested Directors may be less than a quorum);

     (2) The material facts as to the Transaction are disclosed or are known to the holders of voting stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of the majority of the then outstanding voting stock not owned by ASI or such Related Entity, voting together as a single class, as the case may be;

     (3) Such Transaction is effected pursuant to, and consistent with, terms and conditions specified in any arrangements, standards, protocols, or guidelines (collectively, the "Guidelines") which are in good faith authorized or approved, after disclosure or knowledge of the material facts related thereto, by the affirmative vote of a majority of the Disinterested Directors or the applicable committee thereof (even though the Disinterested Directors may be less than a

                                       7
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quorum) or by vote of the holders of the majority of the then outstanding voting stock not owned by ASI or such Related Entity, voting together as a single class, as the case may be (such authorization or approval of such Guidelines constituting or being deemed to constitute authorization or approval of such Transaction); or

     (4) Such Transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the shareholders of the Corporation.

In addition, each Transaction authorized, approved, or effected in such Guidelines so authorized or approved, as described in Items (1), (2), or (3) above, shall be deemed to be entirely fair to the Corporation and its shareholders; provided, however, that if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption shall arise that such Transaction or such Guidelines are not fair to the Corporation and its shareholders.

     (d) Directors of the Corporation who are also directors or officers of ASI or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or the Committee that authorizes or approves any such Transaction or any such Guidelines. Voting stock owned by ASI and Related Entities may be counted in determining the presence of a quorum at a meeting of shareholders that authorizes or approves any such Transaction or any such Guidelines.

     (e) ASI shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty it may have solely by reason of the fact that ASI takes any action or exercises any rights or gives or withholds any consent in connection with any Transaction between ASI and the Corporation. No vote cast or other action taken by any Person who is an officer, director, or other representative of ASI, which vote is cast or action is taken by such Person in his or her capacity as a director of the Corporation, shall constitute an action of, or exercise of a right by, or a consent of, ASI for the purpose of any such Transaction.

     (f) Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.

     (g) For purposes of this Article V, any Transaction with any corporation, partnership, joint venture, association, or other entity in which the Corporation Beneficially Owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, or similar voting interest, or with any officer or director thereof, shall be deemed to be a Transaction with the Corporation.

     (h) Neither the alteration, amendment, or repeal of this Article V, nor the adoption of any provision inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit, or claim, but for this Article V, would accrue or arise, prior to such alteration, amendment, repeal, or adoption.

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                                  ARTICLE VI

     For purposes of these Articles of Incorporation:

     (a) "Person" shall mean any individual, firm, corporation, or other entity.

     (b) "Beneficial Owner," "Beneficially Own," "Beneficially Owned," "Beneficial Ownership," and words of similar import shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 1, 1997.

     (c) "Disinterested Directors" shall mean the directors of the Corporation who are not officers of either ASI or the Corporation or directors of ASI.

                                  ARTICLE VII

     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as authorized by the Board of Directors, under specified circumstances, any action required by law or by these Articles of Incorporation or the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation and any action which may be taken at a meeting of the shareholders may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. No such written consent shall be effective unless the consenting shareholder has been furnished the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders, or unless the consent includes an express waiver of the right to receive the material. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                                  ARTICLE VIII

     (a) A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except that this provision shall not eliminate or limit the liability of a director for (i) any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law;
(iii) the types of liabilities of a director imposed by Section 14-2-832 of the Code; or (iv) any transaction from which the director derived an improper personal benefit.

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     (b) If at any time the Code is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended require further action by the shareholders.

     (c) In discharging their duties and in determining what is believed to be in the best interest of the Corporation, the directors of the Corporation may consider all factors that they consider pertinent to the greatest extent permitted under Section 14-2-202(b)(5) or other applicable provisions of the Code.

     (d) Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

                                   ARTICLE IX

     Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation or of such other enterprises.

     Notwithstanding anything contained herein to the contrary, this Article IX is intended to provide indemnification to each director and officer of the Corporation to the fullest extent authorized by the Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said statute permitted the Corporation to provide prior thereto).

                                   ARTICLE X

     Except as may be expressly provided in these Articles of Incorporation, the Corporation reserves the right at any time and from time to time to alter, amend, or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Georgia at the time in force when the added or inserted, and in the manner now or hereafter prescribed herein or under applicable law, and all rights, preferences, and privileges of whatsoever nature conferred upon shareholders, directors, or any other Persons whomsoever

                                       10
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by and pursuant to these Articles of Incorporation (in their present form or as hereafter amended) are granted subject to the right reserved in this Article X.

     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Amended and Restated Articles of Incorporation as of the 7th day of August, 1997.


                              LOGILITY, INC.

                              By:  /s/ J. Michael Edenfield
                                   ------------------------
                              Title:  President
                                    ----------------------
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